UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 17, 2015

Kaman Corporation
(Exact Name of Registrant as Specified in Its Charter)

Connecticut
(State or Other Jurisdiction of Incorporation)

001-35419	06-0613548
(Commission File Number)	(IRS Employer Identification No.)

1332 Blue Hills Avenue, Bloomfield, Connecticut	06002
(Address of Principal Executive Offices)	(Zip Code)

(860) 243-7100
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Annual Incentive and LTIP Awards
On February 17, 2015, the Personnel & Compensation Committee (the "Committee") of the Board of Directors of Kaman Corporation (the "Company") approved certain actions under the Kaman Corporation 2013 Management Incentive Plan (the "MIP") relating to the annual and long-term incentive compensation packages of the Company's principal executive officer, principal financial officer and other "named executive officers," as that term is defined in Instruction 4 to Item 5.02 of Form 8-K (collectively, the "Covered Executives").  These actions included the approval of (i) annual cash incentive award payouts for fiscal 2014; (ii) annual cash incentive award metrics and performance goals for fiscal 2015; and (iii) long-term incentive award ("LTIP Award") metrics and performance goals under the MIP for the three-year performance period commencing as of January 1, 2015.  The Committee also took action to approve the annual grant under the MIP of Non-Qualified Stock Options and Restricted Share Awards to key employees other than Covered Executives.
The annual cash incentive award payouts for fiscal 2014 are consistent with the previously disclosed terms and provisions of the MIP, and the amount of the payouts will be included in the Summary Compensation Table, and discussed in the Compensation Discussion and Analysis section, of the Company's Proxy Statement relating to the 2015 Annual Meeting of Shareholders.  The annual cash incentive award metrics and performance goals under the MIP for fiscal 2015 are also consistent with the previously disclosed terms and provisions of the MIP.
The LTIP Awards are consistent with the previously disclosed terms and provisions of the MIP and the forms of LTIP Award Agreements previously approved by the Committee.  The LTIP Awards relate to the three-year performance period commencing as of January 1, 2015 and ending as of December 31, 2017 and provide for payouts based on the Company's actual financial performance during the relevant periods as compared to the average financial performance of the companies comprising the Russell 2000 index for the same performance periods, in each case utilizing the following performance factors and weightings: (a) 33% of the LTIP Awards are based on average annual return on investment, (b) 33% of the LTIP Awards are based on average annual growth in earnings per share, and (c) 34% of the LTIP Awards are based on total return to shareholders.
The LTIP Awards, if earned, generally are payable in cash, except that the Committee may elect to pay up to one-third of a cash-based LTIP Award in shares of Company stock if the recipient is not then in compliance with the Company's stock ownership guidelines or, at the discretion of the Committee, up to the entire amount of an LTIP Award may be paid in Company stock to the extent requested by a participant.  The LTIP Award granted to Gregory L. Steiner, Executive Vice President of the Company and President of our Aerospace segment, includes a separate component which, if earned, would be paid in shares of Company stock, rather than in cash.  Even if the performance criteria for this separate component are achieved, Mr. Steiner will need to remain in the employ of the Company until he reaches 62 years of age in order to actually receive the shares.
For all LTIP Awards, actual financial performance below the 1st quartile results in no award payment; actual financial performance at the 1st quartile results in an award payment at 25% of target; actual financial performance at the median results in an award payment at 100% of target; and actual financial performance at the top of, or above, the 3rd quartile results in a maximum payment of 200% of target.  Interpolation is used to determine payments for financial performance between the quartiles.

Amendment to 2013 Management Incentive Plan
On February 17, 2015, the Committee also approved the First Amendment to the Kaman Corporation 2013 Management Incentive Plan (the "First Amendment") that generally imposes a minimum vesting requirement on stock-based awards granted under the Plan.  As amended by the First Amendment, the Plan provides that any award that vests on the basis of a participant's continued employment with or provision of service to the Company shall not provide for vesting which is any more rapid than annual pro rata vesting over a three-year period and any award that vests upon the attainment of performance goals shall provide for a performance cycle of at least twelve months, provided that vesting may be shortened in the case of death, disability, retirement or a change in control of the Company, as set forth in the Plan or determined by the Committee.  This limit shall not apply to cash-based awards or substitute awards or any awards granted to new hires or non-employee directors.
The preceding discussion is not intended to be complete and is qualified in its entirety by reference to the full text of the First Amendment, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is hereby incorporated herein by reference.
Item 8.01   Other Events.

Dividend Increase
On February 23, 2015, the Company announced that its Board of Directors has approved a 12.5% increase in the regular quarterly dividend on the Company's common shares, from $.0.16 to $.0.18 per share.  The increased dividend will be paid on April 7, 2015 to shareholders of record on March 17, 2015.  A copy of the Company's press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01                  Financial Statements and Exhibits
(d)        Exhibits.
The following exhibits are filed herewith:
10.1	First Amendment to the Kaman Corporation 2013 Management Incentive Plan.
99.1	Press Release, dated February 23, 2015, announcing 12.5 % dividend increase.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAMAN CORPORATION

By:	/s/ Shawn G. Lisle
Shawn G. Lisle
Senior Vice President,
General Counsel and Assistant Secretary

Date:  February 23, 2015

KAMAN CORPORATION AND SUBSIDIARIES

Index to Exhibits

Exhibit	Description

10.1	First Amendment to the Kaman Corporation 2013 Management Incentive Plan.
99.1	Press Release, dated February 23, 2015, announcing 12.5 % dividend increase.